Exhibit (d)(2)

CONTRIBUTION AGREEMENT

     THIS CONTRIBUTION AGREEMENT (the “Agreement”) is made as of January 24, 2013, by and between MA Platform, Inc., Tsing Da Century Education Technology Co., Ltd., Yangyi Yu, Ji Qing Wang, Capvent Asia Consumption Co-Investment Fund Ltd, Yun Hui Yu, Yu Sheng, Kang Chungmai, Zhang Meng Kung, Yang Fanbin, Feng Chengxiang and Li Li (collectively, the “Contributing Shareholders”), and TEC Merger Sub, a company organized under the laws of the Cayman Islands (the “Company”).

RECITALS

     A. The Company expects to file a Schedule 13E-3 with the Securities and Exchange Commission announcing its intention to cause the Company to effect a “short-form” merger (the “Merger”) with and into Tsingda eEDU Corporation (“TEC”) under section 233 of the Companies Law as amended by the Companies (Amendment) Law 2011 of the Cayman Islands (the “Companies Law”), with TEC being the surviving company (the “Surviving Company”), pursuant to which (i) the shareholders of TEC other than the Company are entitled to receive cash in exchange for ordinary shares, par value $0.000384 per share (the “TEC Shares”), (ii) the Contributing Shareholders will receive ordinary shares of the Surviving Company, and (iii) immediately following the Merger, the Contributing Shareholders will own all of the share capital of the Surviving Company.

     B. To effect the Merger, pursuant to the terms and conditions set forth herein, the Contributing Shareholders desire to contribute to the Company, immediately prior to the Merger, all of their respective TEC Shares, as of such time (the “Effective Time”).

     C. Following the contribution by the Contributing Shareholders of their TEC Shares pursuant to this Agreement, the Company will be the beneficial owner of approximately 99.36% of all outstanding TEC Shares.

     E. The Contributing Shareholders desire to evidence herein their consent to, and approval of, the Merger.

AGREEMENT

     NOW THEREFORE, in consideration of the mutual covenants contained in this Agreement, the parties hereto agree as follows:

     1. Interpretation of this Agreement. As used in this Agreement, the following terms when used in this Agreement have the meanings set forth below

          “Agreement” means this Contribution Agreement and all exhibits and schedules hereto, as amended, modified or supplemented from time to time.

          “Companies Law” shall have the meaning given to it in the recitals of this Agreement.

          “Company” shall have the meaning given to it in the preamble of this Agreement.

          “Company Ordinary Shares” means the Company’s ordinary shares, par value $0.0001 per share.

          “Contributed Shares” shall have the meaning given to it in Section 2(a) of this Agreement.

          “Effective Time” shall have the meaning given to it in the recitals of this Agreement.

          “Merger” shall have the meaning given to it in the recitals of this Agreement.

          “New Shares” shall have the meaning given to it in Section 2(b) of this Agreement.

          “Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization and a governmental entity or any department, agency or political subdivision thereof.

          “Securities Act” means the Securities Act of 1933 of the United States, as amended.

          “Surviving Company” shall have the meaning given to it in the recitals to this Agreement.

          “TEC” shall have the meaning given to it in the recitals of this Agreement.

          “TEC Shares” shall have the meaning given to it in the recitals of this Agreement.

     2. Contribution of TEC Shares; Issuance of Shares.

          (a) Contribution of TEC Shares. Immediately prior to the Effective Time, the Contributing Shareholders shall contribute, assign and transfer to the Company, and the Company shall accept, all TEC Shares held by the Contributing Shareholders, as set forth against each Contributing Shareholder’s name on Exhibit A hereto (the “Contributed Shares”), free and clear of all liens, claims, encumbrances and restrictions of any kind whatsoever.

          (b) Issuance of Shares. In consideration for the Contributing Shareholders’ contribution of the Contributed Shares to the Company pursuant to Section 2(a), the Company shall issue shares of Company Ordinary Shares as set forth against each Contributing Shareholder’s name on Exhibit A hereto (the “New Shares”), free and clear of any liens, claims, encumbrances and restrictions of any kind whatsoever.

     3. Termination. This Agreement and the obligation of the Contributing Shareholders to contribute the Contributed Shares will terminate automatically and immediately upon the full discharge of the obligations herein in connection with the Merger.

     4. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained in this Agreement.

     5. Complete Agreement. This Agreement embodies the complete agreement and understanding among the parties and supersedes and preempts any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter of this Agreement in any way.

     6. Counterparts. This Agreement may be executed on separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same agreement. Any telecopied signature shall be deemed a manually executed and delivered original.

     7. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Contributing Shareholders, the Company, and their respective successors and assigns and, where applicable, heirs and personal representatives.

     8. Choice of Law; Arbitration. This Agreement shall be governed and construed in accordance with the laws of the Cayman Islands without regard to conflicts of laws principles thereof. All disputes arising out of or in connection with this Agreement shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator acceptable to the parties to the dispute. The place of arbitration shall be in Hong Kong. English shall be used in the arbitration proceedings.

     9. Amendments and Waivers. No provision of this Agreement may be amended or waived without the prior written consent or agreement of the Contributing Shareholders and the Company.

     10. No Third Party Beneficiary. Except for the parties to this Agreement and their respective successors and assigns, nothing expressed or implied in this Agreement is intended, or will be construed, to confer upon or give any person other than the parties hereto and their respective successors and assigns any rights or remedies under or by reason of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, intending to be legally bound hereby, each of the undersigned has duly executed and delivered this Contribution Agreement as of the day and year first above written.

COMPANY:

TEC MERGER SUB

By:	s/ Zhang Hui

Name: Zhang Hui
Title: Director

CONTRIBUTING SHAREHOLDERS:

MA PLATFORM, INC.

By:	/s/ Masaki Murata

Name: Masaki Murata
Title: President

TSING DA CENTURY EDUCATION TECHNOLOGY CO., LTD.

By:	/s/ Zhang Hui

Name: Zhang Hui
Title: Director

YANGYI YU

/s/ Yangyi Yu

JI QING WANG

/s/ Ji Qing Wang

CAPVENT ASIA CONSUMPTION CO-INVESTMENT FUND LTD

By:	/s/ Thomas Clausen

Name: Thomas Clausen
Title: Director

YUN HUI YU

/s/ Yun Hui Yu

YU SHENG

/s/ Yu Sheng

6

KANG CHUNGMAI

/s/ Kang Chungmai

ZHANG MENG KUNG

/s/ Zhang Meng Kung

YANG FANBIN

/s/Yang Fanbin

FENG CHENGXIANG

/s/ Feng Chengxiang

LI LI

/s/ Li Li

7

EXHIBIT A

Name	Contributed Shares	New Shares

MA Platform, Inc.	18,251,494	18,251,494
Tsing Da Century Education Technology Co., Ltd.	11,422,706	11,422,706
Yangyi Yu	1,625,000	1,625,000
Ji Qing Wang	1,187,500	1,187,500
Capvent Asia Consumption Co-Investment Fund Ltd	1,098,103	1,098,103
Yun Hui Yu	500,000	500,000
Yu Sheng	461,625	461,625
Kang Chungmai	300,000	300,000
Zhang Meng Kung	300,000	300,000
Yang Fanbin	252,125	252,125
Feng Chengxiang	73,207	73,207
Li Li	55,149	55,149
Total:	35,526,909	35,526,909